UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 20, 2014

TETRA Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 20, 2014, TETRA Technologies, Inc. (“TETRA”), Compressco Partners, L.P. (the “Partnership”), and Compressco Partners GP Inc. (the “General Partner”) entered into a First Amendment to Omnibus Agreement (the “First Amendment”). The First Amendment amended the Omnibus Agreement previously entered into by TETRA, the Partnership, and the General Partner on June 20, 2011 (the “Omnibus Agreement”) to extend the term thereof. The Omnibus Agreement originally provided that it would terminate upon the earlier of (i) a change of control of the General Partner or TETRA, or (ii) the third anniversary thereof, or June 20, 2014. The First Amendment provides that the Omnibus Agreement will continue and terminate on the earlier of (i) a change of control of the General Partner or TETRA, or (ii) upon any party providing at least 180 days’ prior written notice of termination.

The foregoing description of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Each of the Partnership and the General Partner is either a direct or indirect subsidiary of TETRA. As a result, certain individuals, including officers and directors of TETRA and the General Partner, serve as officers and/or directors of one or more of such entities. In addition, TETRA (as of the date of this Current Report on Form 8-K) owns an indirect 81.6% limited partner interest in the Partnership through one or more subsidiaries and a 2% general partner interest and incentive distribution rights in the Partnership through TETRA’s indirect ownership of the General Partner.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	First Amendment to Omnibus Agreement, dated June 20, 2014, by and among TETRA Technologies, Inc., Compressco Partners, L.P., and Compressco Partners GP Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.
By:	/s/Bass C. Wallace, Jr.
Bass C. Wallace, Jr.
Sr. Vice President & General Counsel
Date: June 26, 2014

EXHIBIT INDEX

Exhibit Number	Description
10.1	First Amendment to Omnibus Agreement, dated June 20, 2014, by and among TETRA Technologies, Inc., Compressco Partners, L.P., and Compressco Partners GP Inc.

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